Exhibit 3.2.1
ARTICLE 2 OF THE BYLAWS OF LEGGETT & PLATT, INCORPORATED, AS
AMENDED THROUGH NOVEMBER 5, 2024, MARKED TO SHOW CHANGES FROM
THE PRIOR BYLAW PROVISIONS, AS AMENDED THROUGH FEBRUARY 22, 2023

ARTICLE 2. DIRECTORS

Section 2.2    Advance Notice of Nominations.
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(e) Subject to the terms and conditions set forth in these Bylaws, the Corporation shall include in its proxy statement for annual meetings of shareholders after the 2017 annual meeting the name, together with the Required Information (as defined below), of qualifying persons nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of shareholders that satisfy the requirements of this Section 2.2(e), including without limitation qualifying as an Eligible Shareholder (as defined below) and that expressly elects at the time of providing the written notice required by this Section 2.2(e) (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.2(e).
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(10) The Corporation shall not be required to include, pursuant to this Section 2.2(e), a Shareholder Nominee in its proxy materials for any annual meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of (or vote with respect to) a Shareholder Nominee (and may declare such nomination ineligible), notwithstanding that proxies in respect of such vote may have been received by the Corporation:
(i)     who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s Directors (including without limitation the Corporation’s Director Qualification Standards) or who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule) ~~or who is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision)~~, in each case as determined by the Board of Directors;